Exhibit 99.1

American Public Education Reports Second Quarter 2017 Results

CHARLES TOWN, W.Va., Aug. 8, 2017 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the quarter ended June 30, 2017.

Selected Financial Data:

  Second quarter 2017 consolidated revenue decreased 5.9% to $72.2 million, compared to $76.7 million in the same period of 2016.
  Net income for the second quarter of 2017 decreased to $3.8 million, or $0.23 per diluted share, compared to net income of $6.6 million, or $0.41 per diluted share, in the same period of 2016.

Registrations and Enrollment:

  Net course registrations at APUS decreased approximately 6% in the second quarter of 2017, compared to the prior year period. Net course registrations by returning students decreased approximately 6% year-over-year and net course registrations by new students decreased approximately 9% year-over-year in the second quarter of 2017. 1
  APUS active student enrollment decreased 8% year-over-year to approximately 84,300 students as of June 30, 2017.2
  For the three months ended June 30, 2017, new student enrollment at HCN increased by approximately 31% year-over-year and total student enrollment decreased by 3% to approximately 1,720 students. 3

Financial Results:

Total consolidated revenue for the second quarter of 2017 decreased 5.9% to $72.2 million, compared to total revenue of $76.7 million in the second quarter of 2016. Consolidated income from operations before interest income and income taxes in the second quarter of 2017 was $6.3 million, compared to consolidated income from operations before interest income and income taxes of $10.7 million in the second quarter of 2016. Net income for the second quarter of 2017 was $3.8 million, or $0.23 per diluted share, compared to net income of $6.6 million, or $0.41 per diluted share for the second quarter of 2016. The weighted average diluted shares outstanding for the second quarters of 2017 and 2016 were approximately 16.4 million and 16.2 million, respectively.

For the six months ended June 30, 2017, total consolidated revenue decreased 8.0% to $147.9 million, compared to $160.7 million in the prior year period. Consolidated income from operations before interest income and income taxes for the six months ended June 30, 2017 was $14.6 million, compared to $26.6 million in the prior year period. Net income for the six months ended June 30, 2017 was $8.3 million, or $0.51 per diluted share, compared to net income of $16.9 million, or $1.05 per diluted share in the prior year period. The weighted average diluted shares outstanding for the six months ended June 30, 2017 and 2016 were approximately 16.3 million and 16.2 million, respectively.

Total cash and cash equivalents as of June 30, 2017 were approximately $157.1 million, compared to $124.1 million as of June 30, 2016. Capital expenditures were approximately $3.8 million for the six months ended June 30, 2017, compared to $6.9 million in the prior year period. Depreciation and amortization was $9.5 million for the six months ended June 30, 2017, compared to $9.7 million for the same period of 2016.

Registrations and Enrollment:

American Public University System[1]
For the three months ended June 30,	2017	2016	% Change
Net Course Registrations by New Students	9,600	10,500	-9%
Net Course Registrations	77,000	82,000	-6%

For the six months ended June 30,	2017	2016	% Change
Net Course Registrations by New Students	20,100	23,100	-13%
Net Course Registrations	163,700	177,800	-8%

As of June 30,
APUS Student Enrollment[2]	84,300	91,800	-8%

Hondros College of Nursing[3]
For the three months ended June 30,	2017	2016	% Change
New Student Enrollment	460	350	+31%
Total Student Enrollment	1,720	1,770	-3%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS StudentEnrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCNStudent Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Third Quarter 2017 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates third quarter 2017 consolidated revenues to decrease between approximately 5% and 2% year-over-year, compared to the third quarter of 2016. The Company expects consolidated net income of between $0.18 and $0.23 per diluted share in the third quarter of 2017.

American Public Education also expects the following results from its subsidiaries in the third quarter of 2017:

  At American Public University System, net course registrations by new students are expected to decrease between 18% and 14% year-over-year and net course registrations are expected to decrease between 11% and 8% year-over-year. 1
  At Hondros College of Nursing, new student enrollment increased by approximately 58% year-over-year and total student enrollment increased by approximately 11% year-over-year for the three months ended September 30, 2017 (Summer 2017).3

Webcast:

A live webcast of the Company's second quarter 2017 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 85,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the period ended June 30, 2017 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2017	2016
	(Unaudited)

Revenues	$72,196	$76,745
Costs and expenses:
Instructional costs and services	29,834	28,903
Selling and promotional	14,008	14,984
General and administrative	16,632	16,909
Loss on disposals of long-lived assets	678	464
Depreciation and amortization	4,726	4,825
Total costs and expenses	65,878	66,085

Income from operations before
interest income and income taxes	6,318	10,660
Interest income, net	15	37
Income before income taxes	6,333	10,697

Income tax expense	2,525	4,172
Equity investment income	21	71
Net income	$3,829	6,596

Net income per common share:
Basic	$0.24	$0.41
Diluted	$0.23	$0.41

Weighted average number of
common shares:
Basic	16,241	16,059
Diluted	16,360	16,196

	Three Months Ended
Segment Information:	June 30,
	2017	2016
Revenues:
American Public Education, Inc.	$64,304	$69,529
Hondros College of Nursing	$7,892	$7,216
Income from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$5,663	$10,315
Hondros College of Nursing	$655	$345

	Six Months Ended
	June 30,
	2017	2016
	(Unaudited)

Revenues	$147,884	$160,711
Costs and expenses:
Instructional costs and services	58,790	58,611
Selling and promotional	29,443	31,453
General and administrative	34,388	33,578
Loss on disposals of long-lived assets	1,168	725
Depreciation and amortization	9,470	9,714
Total costs and expenses	133,259	134,081

Income from operations before
interest income and income taxes	14,625	26,630
Interest income, net	26	74
Income before income taxes	14,651	26,704

Income tax expense	6,374	10,439
Equity investment income	61	671
Net income	$8,338	$16,936

Net income per common share:
Basic	$0.51	$1.06
Diluted	$0.51	$1.05

Weighted average number of
common shares:
Basic	16,214	16,049
Diluted	16,340	16,155

	Six Months Ended
Segment Information:	June 30,
	2017	2016
Revenues:
American Public Education, Inc.	$132,433	$145,794
Hondros College of Nursing	$15,451	$14,917
Income from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$13,590	$25,552
Hondros College of Nursing	$1,035	$1,078

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; or Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880